Mediscience Inc



                              Filing Type: SC 13G/A
             Description: Amended Statement of Beneficial Ownership
                            Filing Date: Feb 14, 2001
                                Period End: 12/31
                Primary Exchange: NASDAQ - National Market System
                                  Ticker: MDSC





SC 13G/A
          1



                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A
                                (Amendment No. ___)

                    Under the Securities Exchange Act of 1934

                            Mediscience Technology Corp.
                              ---------------------
                                (Name of Issuer)


                      Common Stock, no par value per share
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   742476-10-4
                            ------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or to otherwise subject to the liabilities of that section of the
 Act but shall be subject to all other provisions of the Act (however, see the Notes).






                                Page 1 of 7 Pages


                                  SCHEDULE 13G

---------------------                                     --------------------
CUSIP No. 742476-10-4




Page 2 of 7 Pages
---------------------                                     --------------------

===========================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S.IDENTIFICATION NO. OF ABOVE PERSON Allen Holding Inc.
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                              (b)  [x]
--------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------
5  SOLE VOTING POWER
           0
--------------------------------------------------------------------------
6  SHARED VOTING POWER
           0
--------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
           0
--------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
           0
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,000,000(includes 1,041,500 shares of Common Stock underlying warrants)
--------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                   [x]
--------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          8.39%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
            HC
=========================================================================


                                  SCHEDULE 13G




----------------------                                  --------------------
CUSIP No. 742476-10-4                                      Page 3 of 7 Pages
----------------------                                  --------------------

===========================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S.
IDENTIFICATION NO. OF ABOVE PERSON
   Allen & Company Incorporated
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                              (b)  [x]
--------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   New York
--------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------
5  SOLE VOTING POWER
2,000,000(Includes 1,041,500 shares of Common Stock underlying warrants)
--------------------------------------------------------------------------
6  SHARED VOTING POWER
                0
--------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
2,000,000.(Includes 1,041,500 shares of Common Stock underlying warrants)
--------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
                0
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,000,000.(Includes 1,041,500 shares of Common Stock underlying warrants)
--------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                   [X]
--------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.39
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
            BD; CO
=========================================================================





                                                               Page 4 of 7 Pages

                                  SCHEDULE 13G


Item 1.

                  (a)      Name of Issuer:

                           Mediscience Technology Corp.

                  (b)      Address of Issuer's Principal Executive Office:

                           1235 Folkstone Way
                           Cherry Hill, NJ 08034
Item 2.  Name of Person Filing

                  (a)      Name of Person Filing:

                           Allen & Company Incorporated ("ACI")
                           Allen Holding Inc.("AHI")

                  (b)      Address of Principal Office:

                           711 Fifth Avenue
                           New York, New York
10022
                  (c)      Citizenship/Organization:

                           ACI - New York
                           AHI - Delaware

                  (d)      Title Class of Securities:

                           Common Stock, no par value per share

                  (e)      CUSIP Number:  742476-10-4


Item 3.  If Statement is filed pursuant to Rules 13(d)-1(b) or 13d-2(b), check whether Person Filing is a

                  (a)      [X]      ACI is a Broker-Dealer registered under
                                    Section 15 of the Act.
                  (g)      [X]      AHI is a parent holding company in
                                    accordance with Rule 13d-1(b)(ii)(G).





                                                               Page 5 of 7 Pages
Item 4.  Ownership.

                  (a)      Amount Beneficially Owned (ACI):

                           ACI beneficially owns 2,000,000* shares of the
Issuer's Common Stock, no par value per share (the "Common Stock").
This amount does not include: (i) shares of Common Stock and Common Stock underlying options owned by Enrique F. Senior, a Managing Director and Executive Vice President of ACI and a director of the Issuer; and (ii) certain shares of Common Stock held by certain officers and directors of ACI.

                  (b)      Percent of Class: ?%

                  (c)      Number of Shares to Which Such Person Has:

                             (i)   Sole voting power 2,000,000 (1)
                            (ii)   Shared voting power - 0
                           (iii)   Sole dispositive power 2,000,000 (1)
                            (iv)   Shared dispositive power - 0

Item 5.  Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                  Not Applicable.

Item 7.  Identification and Classification of Members of the Subsidiary
                  Which Acquired the Securities Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

                  Not Applicable.




                                                               Page 6 of 7 Pages



Item 9.  Notice of Dissolution of Group.

                  Not Applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

*        Such shares may be deemed to be beneficially owned indirectly by:
(i) Enrique F. Senior, a managing director of ACI, and
(ii) AHI through ACI, a wholly owned subsidiary. Enrique F. Senior and AHI each disclaim beneficial ownership of such shares.

(1) Includes 1,041,500 shares of Common Stock underlying warrants owned of record by ACI.






                                                               Page 7 of 7 Pages


Signature: After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001


ALLEN & COMPANY INCORPORATED

       /s/ Kim Wieland
By:-----------------------------
Name:  Kim Wieland
Title: Managing Director


ALLEN HOLDING INC.

      /s/ Kim Wieland
By:----------------------------
Name:  Kim Wieland
Title: Managing Director

Exhibit A


                                      OFFICERS AND DIRECTORS

                                       OF ALLEN HOLDING INC.

                                                     Principal Occupation

                              Business               (i.e., Position with

         Name xx              Address                Allen Holding Inc.)



         Herbert A. Allen        x                President, Managing Director,

                                                     Director, Chief Executive
                                                        Officer



         Herbert A. Allen III    x                   Vice President, Director



         Grace Allen             x                   Director



         Glenn A. Andreas III    x                   Vice President - Elect



         Eran S. Ashany          x                   Vice President, Director



         Edmund M. Bleich        x                   Vice President



         Jay B. Bockhaus         x                   Vice President - Elect



         Denise Calvo-Silver     x                   Vice President, Director

         Dominick J. Cantalupo   x                  Co-Chief Operations Officer,

                                                     Vice President



         Marvyn Carton           x                   Director - Emeritus



         Robert H. Cosgriff      x                 Chief Administrative Officer,

                                                     Executive Vice President,

                                                     Managing Director, Director



         Richard M. Crooks, Jr.  x                   Director



         Thalia V. Crooks        x                   Vice President, Director



         Mary L. Cullen          x                   Vice President, Secretary,
                                                         Director



         Robert Dean             x                   Vice President, Director



         Orin F. Devereux        x                   Vice President, Director



         Daniel Englander        x                   Vice President - Elect

                                                  Principal Occupation

                              Business            (i.e., Position with

         Name xx              Address              Allen Holding Inc.)



         Rosemary Fanelli        x                Chief Compliance Officer,

                                                  Vice President -Elect



         Howard M. Felson        x                Assistant Secretary,

                                                  Vice President, Controller



         Anthony J. Ferrante     x                Treasurer



         Richard Fields          x                Executive Vice President,
                                                  Managing Director, Director



         Shana Fisher            x                Director, Vice President
                                                        - Elect



         Paul A. Gould           x                Executive Vice President,
                                                  Managing Director, Director



         John Griffen            x                Vice President - Elect



         George N. Jeppson       x                Vice President - Elect



         John H. Josephson       x                Vice President, Director



         Clarke R. Keough         x               Vice President, Director



         Donald R. Keough        x                Chairman of the Board,
                                                  Director,Managing Director



         Kaveh A. Khosrowshahi   x                Vice President, Director



         LeRoy Kim               x                Vice President




         Neal Kopp               x                Vice President



         Terry Allen Kramer      x                Director



         Robert J. Kurz          x                Vice President

                                                 Principal Occupation

                              Business          (i.e., Position with

         Name xx              Address           Allen Holding Inc.)



         Andreas L. Lazar        x              Vice President - Elect



         Dan W. Lufkin           x              Special Advisor to the Board of

                                                Directors



         Robert A. Mackie        x              Executive Vice President,

                                                Managing Director, Director


         James C. Maiden, Jr.    x              Vice President



         Terence C. McCarthy     x              Co-Chief Operations Officer,

                                                Vice President



         Kenneth L. Miltenberger x              Chief Technology Officer



         Terrence Morris         x              Vice President



         Brian J. Murphy         x              Vice President, Director



         Louis J. Mustacchio     x              Vice President



         Walter T. O'Hara, Jr.   x              Executive Vice President,
                                                Managing Director, Director



         Nancy B. Peretsman      x              Executive Vice President,
                                                Managing Director, Director



         Patrick S. Perry        x              Vice President, Director



         Eugene Protash          x              Vice President,
                                                Assistant Secretary



         James W. Quinn          x              Director, Vice President

                                                Secretary



         James S. Rubin          x              Vice President - Elect



         Daniel J. Sapadin       x              Vice President - Elect

                                                           Principal Occupation

                              Business            (i.e., Position with

         Name xx              Address             Allen Holding Inc.)



         Philip D. Scaturro      x                Executive Vice President,
                                                  Managing Director, Director



         Mary Schuyler           x                Vice President




         John A. Schneider       x                Executive Vice President,
                                                  Managing Director, Director



         Daniel Selmonosky       x                Vice President, Director



         Enrique F. Senior (Cuban) x              Executive Vice President,
                                                  Managing Director, Director



         Joseph E. Sheehan        x               Vice President



         Andrew Shpiz            x                Vice President

                                                   Principal Occupation

                              Business            (i.e., Position with

         Name xx              Address             Allen Holding Inc.)



         Stanley S. Shuman       x                Executive Vice President,
                                                  Managing Director, Director



         John M. Simon           x                Executive Vice President,
                                                  Managing Director, Director



         Kenneth M. Siskind      x                Vice President - Elect



         Peter Supino            x                Vice President - Elect



         Everett K. Wallace      x                Vice President - Elect



         Dennis J. Warfield      x                Vice President,
                                                  Chief Information,Officer



         Daniel Weidlein         x                Vice President - Elect



         Kim M. Weiland          x                Executive Vice President,
                                                  Managing Director, Director,
                                                  Chief Financial Officer



         Edward D. Weinberger    x                Vice President, Director

                          OFFICERS AND DIRECTORS OF ALLEN & COMPANY INCORPORATED




                                                     Principal Occupation

                              Business               (i.e., Position with

              Name xx         Address              Allen & Company Incorporated)



         Herbert A. Allen        x                 President, Managing Director,

                                               Director, Chief Executive Officer



         Herbert A. Allen III    x                   Vice President, Director



         Grace Allen             x                   Director



         Glenn A. Andreas III    x                   Vice President - Elect



         Eran S. Ashany          x                   Vice President, Director



         Edmund M. Bleich        x                   Vice President



         Jay B. Bockhaus         x                   Vice President- Elect



         Denise Calvo-Silver     x                   Vice President, Director



         Dominick J. Cantalupo   x                  Co-Chief Operations Officer,

                                                     Vice     President



         Marvyn Carton           x                   Director - Emeritus



         Robert H. Cosgriff      x                 Chief Administrative Officer,

                                                     Executive Vice President,

                                                     Managing Director, Director



         Richard M. Crooks, Jr.  x                   Director



         Thalia V. Crooks        x                   Vice President, Director



         Mary L. Cullen          x                   Vice President, Secretary,
                                                     Director



         Robert Dean             x                   Vice President, Director



         Orin F. Devereux        x                   Vice President, Director



         Daniel Englander        x                   Vice President - Elect

                                                     Principal Occupation

                              Business               (i.e., Position with

         Name xx              Address              Allen & Company Incorporated)







         Rosemary Fanelli        x                   Chief Compliance Officer,

         Vice President -Elect



         Howard M. Felson        x                   Assistant Secretary,

                                                     Vice President, Controller



         Anthony J. Ferrante     x                   Treasurer



         Richard Fields          x                   Executive Vice President,
                                                     Managing Director, Director



         Shana Fisher            x                   Director, Vice President -
                                                     Elect



         Paul A. Gould           x                   Executive Vice President,
                                                     ManagingDirector, Director



         John Griffen            x                   Vice President + Elect



         George N. Jeppson       x                   Vice President - Elect



         John H. Josephson       x                   Vice President, Director



         Clarke R. Keough         x                  Vice President, Director



         Donald R. Keough        x                Chairman of the Board,Director



         Kaveh A. Khosrowshahi   x                   Vice President, Director



         LeRoy Kim               x                   Vice President



         Neal Kopp               x                   Vice President



         Terry Allen Kramer      x                   Director



         Robert J. Kurz          x                   Vice President

                                                 Principal Occupation

                              Business           (i.e., Position with

         Name xx              Address            Allen & Company Incorporated)



         Andreas L. Lazar        x               Vice President - Elect



         Dan W. Lufkin           x               Special Advisor to the Board of

                                                   Directors



         Robert A. Mackie        x               Executive Vice President,

                                                 Managing Director, Director



         James C. Maiden, Jr.    x               Vice President



         Terence C. McCarthy     x               Co-Chief Operations Officer,

                                                 Vice     President



         Kenneth L. Miltenberger x               Chief Technology Officer



         Terrence Morris         x               Vice President



         Brian J. Murphy         x               Vice President, Director



         Louis J. Mustacchio     x               Vice President



         Walter T. O'Hara, Jr.   x            Executive Vice President, Managing

                                                 Director, Director



         Nancy B. Peretsman      x            Executive Vice President, Managing

                                                 Director, Director



         Patrick S. Perry        x               Vice President, Director



         Eugene Protash          x           Vice President, Assistant Secretary



         James W. Quinn          x               Director, Vice President

                                                 Secretary



         James S. Rubin          x               Vice President - Elect



         Daniel J. Sapadin       x               Vice President - Elect



         Philip D. Scaturro      x            Executive Vice President, Managing

         Director, Director



         Mary Schuyler           x               Vice President



         John A. Schneider       x           Executive Vice President, Managing

         Director, Director



         Daniel Selmonosky       x               Vice President, Director



         Enrique F. Senior (Cuban)x           Executive Vice President, Managing

                                                 Director, Director



         Joseph E. Sheehan        x              Vice President



         Andrew Shpiz             x              Vice President





         Stanley S. Shuman       x               Executive Vice President,
                                                 Managing Director, Director



         John M. Simon           x               Executive Vice President,
                                                 Managing Director, Director



         Kenneth M. Siskind      x               Vice President - Elect



         Peter Supino            x               Vice President - Elect



         Everett K. Wallace      x               Vice President - Elect





         Dennis J. Warfield      x               Vice President,
                                                 Chief Information Officer



         Daniel Weidlein         x               Vice President - Elect



         Kim M. Weiland          x               Executive Vice President,
                                                 Managing Director, Director,
                                                 Chief Financial Officer



         Edward D. Weinberger    x               Vice President, Director

                  x            711 Fifth Avenue, New York, New York 10022-3194.

         xx          All the Executive Officers and Directors of Allen & Company

                      Incorporated are U.S. citizens unless otherwise indicated.



                                       OFFICERS AND DIRECTORS

                                       OF ALLEN HOLDING INC.